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                AMENDMENT NO. 3 TO INVESTMENT ADVISORY AGREEMENT

     This Amendment No. 3 to the Investment Advisory Agreement (the "Agreement") dated February 12, 2001, as amended January 11, 2007 and February 1, 2008 by and between Pacific Investment Management Company LLC, (the "Adviser"), and Met Investors Advisory Corp. (now known as Met Investors Advisory, LLC, a Delaware limited liability company (the "Manager"), with respect to the PIMCO Total Return Portfolio, is entered into effective the 22nd day of May, 2008.

     WHEREAS the Agreement provides for the Adviser to provide certain investment advisory services to the Manager, for which the Adviser is to receive agreed upon fees; and

     WHEREAS the Manager and the Adviser desire to make certain changes to the Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Manager and the Adviser hereby agree that the Agreement is amended as follows:

     1.   Schedule A of the Agreement is amended in whole to read as follows:

     Should Aggregate Assets (as defined below) be at $3 billion or above, the following fee schedule shall apply to the following Portfolio:

                               PERCENTAGE OF AVERAGE DAILY NET ASSETS
                               --------------------------------------
PIMCO Total Return Portfolio   0.25% on the first $1 billion
                               0.225% thereafter

     "Aggregate Assets" shall mean assets managed by Adviser, on behalf of the Manager, in all sub advised, non-pooled accounts, excluding assets held in PIMCO Funds Variable Insurance Trust, PIMCO Funds or private pooled funds such as PIMCO Absolute Return Strategy Offshore Fund Ltd. and PIMCO Global Credit Opportunity Offshore Fund Ltd.

     Should such Aggregate Assets fall below $3 billion, the following fee schedule shall apply to the following Portfolio:

                               PERCENTAGE OF AVERAGE DAILY NET ASSETS
                               --------------------------------------
PIMCO Total Return Portfolio   0.25%

     2.   Services of the Adviser

          A new section 15 is added as follows:

     15. Notwithstanding any other provision to the contrary, the Adviser shall have no obligation to perform the following services or to have employees of the Adviser perform the following roles, as applicable:

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          (a)  filing material for distribution to shareholders of the Trust, including statistical information about the Trust and material regarding the Trust's performance or investments;

          (b) providing employees of the Adviser to serve as officers of the Trust; or

          (c) providing employees of the Adviser to serve as the Trust's Chief Compliance Officer and associated staff.

     3.   Full Force and Effect

          Except as modified herein, the terms and conditions of the Agreement remain unchanged and in full force and effect. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the 22nd day of May, 2008.

                                        MET INVESTORS ADVISORY, LLC


                                        By: /s/ Richard C. Pearson
                                            ------------------------------------
                                            Authorized Officer


                                        PACIFIC INVESTMENT MANAGEMENT
                                        COMPANY LLC


                                        By: /s/ Brent L. Holden
                                            ------------------------------------
                                            Managing Director
                                            Brent L. Holden